Exhibit 99.1

FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS JULY 22, 2004

USA Truck, Inc. (NASDAQ NMS: USAK) today announced record quarterly operating revenues, before fuel surcharge, of $85,800,000 for the quarter ended June 30, 2004, an increase of 18.7% from $72,265,000 for the same quarter of 2003. Net income decreased 27.7% from $1,853,000 for the quarter ended June 30, 2003 to $1,339,000 for the same quarter of 2004. Diluted net income per share decreased 30.0% from $0.20 for the quarter ended June 30, 2003 to $0.14 for the same quarter of 2004.

Operating revenues, before fuel surcharge, increased 19.8% from $137,979,000 for the six months ended June 30, 2003 to $165,306,000 for the same period of 2004. Net income increased 231.5% from $705,000 for the six months ended June 30, 2003 to $2,336,000 for the same period of 2004. Diluted net income per share increased 212.5% from $0.08 for the six months ended June 30, 2003 to $0.25 for the same period of 2004.

The following table summarizes the earnings information of USA Truck, Inc. (“Company”):

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Revenue, before fuel surcharge	$85,800	$72,265	$165,306	$137,979
Fuel surcharge	5,834	3,131	9,931	6,804

Total revenue	91,634	75,396	175,237	144,783

Operating expenses and costs:
Salaries, wages and employee benefits	31,964	27,783	61,725	53,943
Fuel and fuel taxes	19,233	13,821	37,163	29,212
Depreciation and amortization	8,805	7,499	17,244	14,949
Purchased transportation	7,890	6,556	14,449	12,091
Insurance and claims	7,532	4,253	13,207	9,312
Operations and maintenance	6,721	6,182	13,576	11,921
Operating taxes and licenses	1,490	1,177	2,800	2,208
Communications and utilities	655	747	1,440	1,424
Gain on disposal of revenue equipment, net	(60)	(377)	(101)	(381)
Other	3,698	3,402	7,014	6,293

Total operating expenses	87,928	71,043	168,517	140,972

Operating income	3,706	4,353	6,720	3,811
Other expenses:
Interest expense	773	598	1,488	1,288
Other, net	19	40	11	53

	792	638	1,499	1,341

Income before income taxes	2,914	3,715	5,221	2,470
Income tax expense	1,575	1,862	2,885	1,765

Net income	$1,339	$1,853	$2,336	$705

Per share information:
Average shares outstanding (Basic)	9,274	9,327	9,302	9,322

Basic net income per share	$0.14	$0.20	$0.25	$0.08

Average shares outstanding (Diluted)	9,389	9,352	9,385	9,344

Diluted net income per share	$0.14	$0.20	$0.25	$0.08

Key Operating Statistics:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Total miles (loaded & empty)	65,958,263	58,273,375	128,276,958	112,392,972
Empty mile factor	8.01%	9.24%	8.35%	9.20%
Revenue per mile(1)	$1.301	$1.240	$1.289	$1.228
Average number of tractors	2,177	1,896	2,140	1,897
Miles per tractor	30,298	30,735	59,943	59,248
Average miles per tractor per week	2,405	2,439	2,360	2,351
Miles per trip(2)	846	860	839	856
Number of shipments(3)	83,935	70,644	161,755	135,926
Operating ratio(4)	95.7%	94.0%	95.9%	97.2%

(1)	Revenue per mile is based upon revenue, before fuel surcharge.
(2)	Miles per trip is based upon shipments for which we use our own tractors to transport our customers’ freight.
(3)	Number of shipments includes shipments for which we use our own tractors and brokerage and third party logistics services where we engage other carriers to transport our customers’ freight.
(4)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge.

In comparing the financial results of the three months ended June 30, 2004 to the three months ended June 30, 2003, Robert M. Powell, Chairman and CEO of the Company, made the following statement:

The North American economy continued its recovery during the second quarter with some economists forecasting full year 2004 U.S. GDP growth in excess of 4.5%, which would be a 20-year high. That recovery and growth are reflected in our revenue per mile and empty mile factor as shipping volumes were robust throughout the second quarter, thus allowing us to improve the quality of our freight mix.

We are encouraged by the strong fundamental operating factors underlying our second quarter financial results. Revenue, before fuel surcharge, surged ahead 18.7% on 14.8% tractor fleet growth. While tractor utilization was relatively flat, revenue per mile, before fuel surcharge, grew by 4.9% and we posted our best quarterly empty mile factor (8.0%) since our initial public offering in 1992.

Tractor utilization was constricted by unmanned equipment, which crept up to 5.7% of the fleet this quarter versus 3.9% for the same quarter a year ago. We plan to take a 60-day break from growing our tractor fleet this summer to give our recruiting efforts time to reduce our percentage of unmanned tractors.

The cost side of our business saw mixed results. While fuel costs hindered our earnings again in the second quarter due to the price of fuel and reduced fuel economy of the mandated EPA-compliant engines, several cost items improved as a percentage of revenue, before fuel surcharge, primarily as a result of the improved revenue per mile. These cost items included salaries, wages and employee benefits, depreciation and amortization, communications and utilities and other. Operations and maintenance costs were also positively affected by our efforts to reduce the average age of our tractor and trailer fleets, which fell to 20 and 50 months, respectively, at June 30, 2004 compared to 30 and 55 months, respectively, one year ago.

Unfortunately, what would have been our strongest earnings per share quarter since the third quarter of 1998 was spoiled by significant negative insurance and claims experience. We adjusted contingent liability reserves related to self-insured accident claims to reflect current experience, which resulted in a charge of $0.16 per share. The majority of those reserve adjustments were related to a single claim in which a jury rendered an adverse verdict in early June. We self-insured the first $2.0 million of that claim, which related to an accident that occurred in early 2002. We strongly believe that we were not at fault in this accident and we are exploring our appellate options.

In our opinion, tort litigation continues to be a serious problem for USA Truck and the trucking industry. Although tort reform would help address the problem, our best strategy continues to be controlling insurance and claims costs through accident prevention. We continue to invest heavily in our safety program and it is showing positive results. Our overall accident frequency is down approximately 20% in 2004 compared to the first six months of 2003. We will continue to pursue our safety goals with vigor.

We are pleased with our improving performance in most areas of our business and are confident that our own recovery is intact and gaining momentum. We look forward to the remainder of 2004 and beyond.

This press release contains forward-looking statements and information that are based on our current beliefs and expectations and assumptions we have made based upon information currently available. Forward-looking statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and may be identified by words such as “will,” “could,” “should,” “may,” “believe,” “expect,” “intend,” “plan,” “schedule,” “estimate,” “project” and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will be realized. If one or more of the risks or uncertainties underlying such expectations materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. Among the key factors that are not within our control and that have a direct bearing on operating results are increases in fuel prices, adverse weather conditions, increased regulatory burdens and the impact of increased rate competition. Our results have also been, and will continue to be, significantly affected by fluctuations in general economic conditions, as our tractor utilization is directly related to business levels of shippers in a variety of industries. In addition, shortages of qualified drivers and intense or increased competition for drivers have adversely impacted our operating results and our ability to grow and will continue to do so. Results for any specific period could also be affected by various unforeseen events, such as unusual levels of equipment failure or vehicle accident claims. Additional risks associated with our operations are discussed in our SEC filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a medium haul, dry van truckload carrier transporting general commodities throughout the continental United States and between locations in the United States and Canada. We transport general commodities into Mexico by transferring trailers at our facility in the gateway city of Laredo, Texas. We also provide third-party logistics and freight brokerage services.

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Contact: CLIFF BECKHAM, Chief Financial Officer - (479) 471-2633